FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response. . .0.5 Filed By Romeo and Dye's Section 16 Filer www.section16.net

1. Name and Address of Reporting Person* Rich, Jeffrey A.	2. Issuer Name and Ticker or Trading Symbol Affiliated Computer Services, Inc. ("ACS")		6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X Director 10% Owner X Officer (give title below) Other (specify below) Chief Executive Officer
(Last) (First) (Middle) 2828 N. Haskell Ave., Bldg. 1, 10th Floor	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for Month/Day/Year January 7, 2003
(Street) Dallas, TX 75204		5. If Amendment, Date of Original (Month/Day/Year)	7. Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Trans- action Date (Month/ Day/ Year)	2A. Deemed Execution Date, if any (Month/Day/ Year)	3. Trans- action Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 & 5)			5. Amount of Securities Beneficially Owned Follow- ing Reported Transactions(s) (Instr. 3 & 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Class A Common Stock par value $0.01	01/07/03	01/07/03	M		4,000	A	$8.4375	4,000
Class A Common Stock par value $0.01	01/07/03	01/07/03	S		4,000	D	$55.50	0
Class A Common Stock par value $0.01								52,972	D
Class A Common Stock par value $0.01								306	I	401k Plan
Class A Common Stock par value $0.01								992	I	ESPP
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

FORM 4 (continued)	Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or Exercise Price of Derivative Security	3. Trans- action Date (Month/ Day/ Year)	3A. Deemed Execution Date, if any (Month/ Day/ Year)	4. Trans- action Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 & 5)		6. Date Exercisable and Expiration Date (Month/Day/ Year)		7. Title and Amount of Underlying Securities (Instr. 3 & 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10. Owner- ship Form of Deriv- ative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
				Code	V	(A)	(D)	Date Exer-cisable	Expira- tion Date	Title	Amount or Number of Shares
Employee Stock Option (Right to Buy)	$35.75	07/23/02		A		400,000		07/23/07	07/23/12	Class A Common	400,000		400,000
Employee Stock Option (Right to Buy)	$16.4375	07/11/00		A		200,000		07/11/05	07/11/10	Class A Common	200,000		200,000
Employee Stock Option (Right to Buy)	$11.53125	10/08/98		A		500,000		10/08/03	10/08/08	Class A Common	500,000		500,000
Employee Stock Option (Right to Buy)	$10.5625	04/07/97		A		120,000		04/07/02	04/07/07	Class A Common	120,000		120,000
Employee Stock Option (Right to Buy)	$16.875	03/08/96		A		200,000		03/08/01	03/08/06	Class A Common	200,000
Employee Stock Option (Right to Buy)	$16.875	09/18/01		M			1,950	03/08/01	03/08/06	Class A Common	1,950
Employee Stock Option (Right to Buy)	$16.875	09/25/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	10/02/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	10/09/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	10/16/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	10/23/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	10/30/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	11/05/01		M			50,000	03/08/01	03/08/06	Class A Common	50,000
Employee Stock Option (Right to Buy)	$16.875	11/06/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	11/13/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	11/20/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	11/27/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	12/04/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	12/11/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	12/18/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	12/26/01		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	01/02/02		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	01/08/02		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	01/16/02		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	01/22/02		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	01/29/02		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	02/05/02		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	02/12/02		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$16.875	02/19/02		M			2,000	03/08/01	03/08/06	Class A Common	2,000
Employee Stock Option (Right to Buy)	$8.4375(1)	02/26/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	03/05/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	03/12/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	03/19/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	03/26/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	04/02/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	04/09/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	04/16/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	04/23/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	04/30/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	05/07/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	05/14/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	05/21/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	05/28/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	06/04/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	06/11/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	06/18/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	06/25/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	07/03/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	07/09/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	07/17/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	07/30/02		M			8,000	03/08/01	03/08/06	Class A Common	8,000
Employee Stock Option (Right to Buy)	$8.4375	08/06/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	08/13/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	08/20/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	08/27/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	09/04/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	09/10/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	09/17/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	10/21/02		M			16,000	03/08/01	03/08/06	Class A Common	16,000
Employee Stock Option (Right to Buy)	$8.4375	10/22/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	10/29/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	11/05/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	11/12/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	11/20/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	11/26/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	12/03/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	12/10/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	12/17/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	12/24/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	12/31/02		M			4,000	03/08/01	03/08/06	Class A Common	4,000
Employee Stock Option (Right to Buy)	$8.4375	01/07/03		M			4,000	03/08/01	03/08/06	Class A Common	4,000		24,100	D

Explanation of Responses:

(1) Options previously reported from 02/26/02 forward have been adjusted for a 2-for-1 stock split implemented as a stock dividend paid on February 22, 2002 to shareholders of record at the close of business on February 15, 2002.

By: /s/ Jeffrey A. Rich **Signature of Reporting Person	01/07/2003 Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, See Instruction 6 for procedure.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.